Exhibit 99.2

FOR IMMEDIATE RELEASE:
Dec. 9, 2020

Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Keith Gaub
1-973-443-2777 (o)	1-973-822-7154 (o)
kristen.seely@zoetis.com	keith.gaub@zoetis.com

Zoetis Declares First Quarter 2021 Dividend; Board Approves 25% Payment Increase

PARSIPPANY, N.J. – Dec. 9, 2020 – The Board of Directors of Zoetis Inc. (NYSE:ZTS) has declared a first quarter 2021 dividend payable to holders of the company’s common stock of $0.25 per share, an increase of 25% from the quarterly dividend rate paid in 2020. The dividend is to be paid on Monday, March 1, 2021, to holders of record on Wednesday, January 20, 2021.

“Zoetis continues to demonstrate its resiliency and strength thanks to the essential nature of our business and our diverse and innovative product portfolio,” said Glenn David, Executive Vice President and Chief Financial Officer. “We are well-positioned to generate increased cash for future investment opportunities that will benefit our customers, and I am pleased to announce that we are increasing our dividend by 25% in 2021 as part of our commitment to returning excess capital to shareholders.”

About Zoetis
Zoetis is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 65 years of experience in animal health, Zoetis discovers, develops, manufactures and commercializes medicines, vaccines and diagnostic products, which are complemented by biodevices, genetic tests and precision livestock farming. Zoetis serves veterinarians, livestock producers and people who raise and care for farm and companion animals with sales of its products in more than 100 countries. In 2019, the company generated annual revenue of $6.3 billion with approximately 10,600 employees. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.